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[WEATHERFORD LOGO]                                                  NEWS RELEASE


                    WEATHERFORD REPORTS FIRST QUARTER RESULTS

HOUSTON, April 23, 2002 - - Weatherford International, Inc. (NYSE: WFT) today reported first quarter diluted earnings of $0.36 per share ($45.2 million), 18 percent below last year's diluted earnings, excluding goodwill amortization net of taxes, of $0.44 per share ($51.8 million). Consolidated revenue was $568.2 million, 8 percent above the prior year level, or 14 percent higher excluding the prior year compression services revenue. EBITDA was $140.3 million, 8 percent higher than the prior year level of $129.7 million. Operating income was $90.2 million, just below last year's first quarter results of $91.6 million, excluding goodwill amortization.

         The year on year financial comparisons occurred in the context of a cyclical decline in Western Hemisphere drilling activity that began in the second half of 2001. The first quarter 2002 rig count fell 28 percent in North America and 11 percent in Latin America since the first quarter of last year. Eastern Hemisphere activity increased 9 percent year on year somewhat moderating the impact of low activity levels in the Western Hemisphere.

         On a sequential basis, first quarter 2002 revenue declined 8 percent from the fourth quarter 2001 level. EBITDA was down 11 percent compared to fourth quarter 2001 levels. The decremental EBITDA margin (that is, the change in EBITDA as a percent of the change in revenue) from the fourth quarter of 2001 to the first quarter was 34.6 percent company wide, a significant improvement from the last reporting period. First quarter diluted earnings of $0.36 per share was 29 percent lower than the prior quarter's diluted earnings of $0.51 per share, excluding goodwill amortization net of taxes. These performance comparisons reflect the continuing weakness in the Western Hemisphere, particularly in the United States and Latin America where drilling activity declined 19 percent and 10 percent, respectively. In addition, the current quarter earnings were adversely impacted $0.03 per share by the effect of the economic



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crises in Argentina and Venezuela on the Artificial Lift and Completion Systems
divisions and on our equity earnings in unconsolidated affiliates.

         Please note that during the first quarter of 2002 the oil & gas and industrial segments of our 2001 Johnson Screens acquisition were split. The oil & gas segment continues to reside in Completion Systems, while the industrial screen segment is now included in Artificial Lift Systems. This allocation has been reflected in our 2001 Form 10-K.

DRILLING & INTERVENTION SERVICES

First quarter revenue was $313.3 million, 10 percent higher than the prior year and 11 percent below the preceding quarter. EBITDA was $102.5 million, 4 percent above the prior year and 9 percent below the preceding quarter. Sequentially, the division's EBITDA decremental margin was 25 percent.

         Sequentially, Drilling & Intervention Services' first quarter performance was reflective of the drop in United States and Latin American activity levels, as well as the expected seasonal decline in North Sea activity. In those markets, Drilling & Intervention Services' revenue declined 17 percent in line with a drop of the same magnitude in drilling activity. The revenue decline was moderated by a sequential gain in the Canadian region.

COMPLETION SYSTEMS

First quarter revenue of $92.3 million was 25 percent above the prior year and 10 percent below the preceding quarter. EBITDA was $12.6 million, 16 percent higher than the prior year and 19 percent below the preceding quarter, after the reallocation of the Johnson Screen business between Completion Systems and Artificial Lift Systems. Sequentially, the division's EBITDA decremental margin was 29 percent.

         Sequentially, Completion Systems performance was affected by geographical trends, including the declines in Western Hemisphere and North Sea activity levels. In addition, softer revenue in the Middle East/North Africa region primarily reflected project timing. Well screen



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revenue improved due to the full quarter impact of the oil & gas screen business from the Johnson acquisition, which was acquired late in the fourth quarter of 2001.

ARTIFICIAL LIFT

First quarter revenue was $162.6 million, 16 percent above last year and slightly below the preceding quarter. EBITDA of $27.1 million was 19 percent above the prior year and 14 percent below the preceding quarter. Excluding the Johnson industrial screen line, the division's EBITDA decremental margin was 32 percent.

         On a sequential basis, Artificial Lift Systems revenue declined due to the continuing low level of oil-related activity in North America and disruption in Latin American markets, particularly in Argentina and Venezuela. That decline was offset by the integration of the Johnson industrial screen business into this division's growing industrial markets segment.

Houston-based Weatherford International, Inc. is one of the largest global providers of innovative mechanical solutions, technology and services for the drilling and production sectors of the oil and gas industry. Weatherford operates in over 100 countries and employs approximately 15,000 people worldwide.

                                      # # #

Contact:  Don Galletly      (713) 693-4148
          Lisa Rodriguez    (713) 693-4746

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning, among other things, Weatherford's prospects for its operations, the integration of recent acquisitions and the successful completion of its corporate restructuring, all of which are subject to certain risks, uncertainties and assumptions. These risks and uncertainties, which are more fully described in Weatherford International, Inc.'s Annual, Quarterly and Current Reports filed with the SEC, include the impact of oil and natural gas prices and worldwide economic conditions on drilling activity, the demand for and pricing of Weatherford's products, domestic and international economic and regulatory conditions and changes in tax and other laws affecting the proposed restructuring and our business. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material aspects from those currently anticipated.



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                         WEATHERFORD INTERNATIONAL, INC.
                 CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                      (In 000's, Except Per Share Amounts)


                                                      Three Months Ended
                                                           March 31,
                                                   ------------------------
                                                      2002          2001
                                                   ----------    ----------

Net Revenues:
       Drilling and Intervention Services          $  313,349    $  284,598
       Completion Systems                              92,312        74,112
       Artificial Lift Systems                        162,588       140,509
       Compression Services                                --        26,939
                                                   ----------    ----------
                                                      568,249       526,158
                                                   ----------    ----------

Operating Income (Loss):
       Drilling and Intervention Services              64,939        70,355
       Completion Systems                               6,198         3,843
       Artificial Lift Systems                         21,526        15,906
       Compression Services                                --          (597)
       Equity in Earnings                               6,853         2,758
       Corporate Expenses                              (9,280)       (9,719)
                                                   ----------    ----------
                                                       90,236        82,546

Other Income (Expense):
       Other, Net                                        (215)          763
       Interest Expense                               (22,083)      (15,291)
                                                   ----------    ----------
Income Before Income Taxes                             67,938        68,018
Provision for Income Taxes                            (23,098)      (24,486)
                                                   ----------    ----------
Income Before Minority Interest                        44,840        43,532
Minority Interest, Net of Taxes                           379           (22)
                                                   ----------    ----------
Net Income                                         $   45,219    $   43,510
                                                   ==========    ==========

Earnings Per Share:
    Basic                                          $     0.38    $     0.39
                                                   ==========    ==========
    Diluted (1)                                    $     0.36    $     0.37
                                                   ==========    ==========

Weighted Average Shares Outstanding:
    Basic                                             119,161       110,541
                                                   ==========    ==========
    Diluted                                           133,807       124,850
                                                   ==========    ==========

Depreciation and Amortization:
    Drilling and Intervention Services             $   37,529    $   27,749
    Completion Systems                                  6,436         7,063
    Artificial Lift Systems                             5,546         6,873
    Compression Services                                   --         4,184
    Other                                                 523         1,299
                                                   ----------    ----------
                                                   $   50,034    $   47,168
                                                   ==========    ==========

(1) Diluted earnings per share for the three months ended March 31, 2001 excluding goodwill amortization, net of taxes, was $0.44.